Exhibit 99.1

THE CHILDREN’S PLACE REPORTS RECORD THIRD QUARTER

NET SALES, GROSS MARGIN, OPERATING MARGIN AND EARNINGS PER SHARE

Q3 GAAP Earnings per Diluted Share of $5.30 versus

GAAP Earnings per Diluted Share of $0.91 in Q3 2020

Q3 Adjusted Earnings per Diluted Share of $5.43 versus

Adjusted Earnings per Diluted Share of $1.35 in Q3 2020

Secaucus, New Jersey – November 18, 2021 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the third quarter ended October 30, 2021.

Jane Elfers, President and Chief Executive Officer, said, “We delivered another outstanding quarter with sales, gross margin, operating margin and EPS all at record levels. To help put the magnitude of our turnaround into perspective, our Q3 2021 adjusted operating income of $117 million exceeded our Full Year 2019 adjusted operating income of $111 million. The significant structural changes we made to our business in 2020, combined with the accelerated digital investments we made pre-pandemic, continue to propel our results.”

Ms. Elfers continued, “Our digital business continues to accelerate on both the top and bottom lines. Our digital sales represented an industry-leading 45% of our total net sales for Q3 2021, versus 35% in Q3 2019, with over 71% of our digital business now coming through a mobile device. As we target a steady state annual digital penetration of 50%, we continue to invest in marketing and technology to support our highest operating margin channel.”

Ms. Elfers continued, “On November 9th, we announced the launch of our newest brand, Sugar & Jade. The U.S. tween market is estimated at approximately $8 billion annually, and we are thrilled to offer a dedicated tween line that meets the needs of these customers. Based on the strength of our big girls’ business, we have over four million customers to whom we are actively marketing this exciting new digital-only brand.”

Ms. Elfers concluded, “While we are only a few weeks in, Q4 is off to a very strong start. We continue to operate at a high level, while navigating the ever-changing COVID landscape. We remain firmly on offense and we look forward to continuing to deliver accelerated operating margin expansion for 2021 and beyond.”

Third Quarter 2021 Results

Net sales increased $132.6 million, or 31.2%, to $558.2 million in the three months ended October 30, 2021 from $425.6 million in the three months ended October 31, 2020, primarily driven by strong customer response to our product assortment and the strategic reset of our pricing and promotions.  Comparable retail sales were 36.2% for the quarter.

Gross profit increased $98.7 million to $244.8 million in the three months ended October 30, 2021, compared to $146.1 million in the three months ended October 31, 2020. Adjusted gross profit increased $95.2 million to $245.0 million in the three months ended October 30, 2021, compared to $149.8 million in the comparable period last year, and leveraged 868 basis points to 43.9% of net sales, compared to 35.2% of net sales last year, primarily as a result of significantly higher merchandise margins, resulting from double digit AUR increases, in both our digital and stores channels, due to the strategic reset of our pricing and promotions, the leverage of fixed expenses resulting from the increase in net sales, and lower occupancy expenses due to favorable lease negotiations and permanent store closures.

Selling, general, and administrative expenses were $115.6 million in the three months ended October 30, 2021, compared to $106.6 million in the three months ended October 31, 2020. Adjusted SG&A was $114.8 million in the three months ended October 30, 2021, compared to $103.5 million in the comparable period last year, and leveraged 375 basis points to 20.6% of net sales, compared to 24.3% of net sales last year, primarily as a result of the leverage of fixed expenses resulting from the increase in net sales, partially offset by higher incentive compensation accruals and higher marketing expenses.

Operating income increased $90.5 million to $113.8 million in the three months ended October 30, 2021, compared to an operating income of $23.3 million in the three months ended October 31, 2020. Adjusted operating income increased $85.1 million to $116.5 million in the three months ended October 30, 2021, compared to an adjusted operating income of $31.4 million in the comparable period last year, and leveraged 1,349 basis points to 20.9% of net sales compared to 7.4% of net sales last year.

Net interest expense was $4.0 million in the three months ended October 30, 2021, compared to $3.3 million in the three months ended October 31, 2020.  The increase in interest expense was driven by a higher debt balance and the higher interest rate associated with our term loan.

Net income increased $65.6 million to $78.9 million, or $5.30 per diluted share, in the three months ended October 30, 2021, compared to a net income of $13.3 million, or $0.91 per diluted share in the comparable period last year. Adjusted net income increased $61.1 million to $80.8 million, or $5.43 per diluted share, compared to an adjusted net income of $19.7 million, or $1.35 per diluted share, in the comparable period last year.

Fiscal Year-To-Date 2021 Results

Net sales increased $357.9 million, or 34.1%, to $1.408 billion in the nine months ended October 30, 2021, compared to $1.050 billion in the nine months ended October 31, 2020, primarily driven by strong customer response to our product assortment, strategic pricing and promotional changes, and the unprecedented level of stimulus and enhanced child tax credit payments to our customers resulting from the government pandemic relief legislation.  Our fiscal year-to-date 2021 net sales were negatively impacted by permanent and temporary store closures and the impact of reduced operating hours in our mall stores, as mandated by the mall owners.  Our fiscal year-to-date 2020 net sales were negatively impacted by the initial onset of the COVID-19 pandemic.  Comparable retail sales were 39.3% for the nine months ended October 30, 2021.

Gross profit increased $407.4 million to $600.9 million in the nine months ended October 30, 2021, compared to $193.5 million in the nine months ended October 31, 2020. Adjusted gross profit increased $337.4 million to $602.3 million in the nine months ended October 30, 2021, compared to $264.9 million in the comparable period last year, and leveraged 1,755 basis points to 42.8% of net sales, compared to 25.2% of net sales last year, primarily as a result of the leverage of fixed expenses resulting from the increase in net sales, higher merchandise margins in both our digital and stores channels due to strategic pricing and promotional changes, and lower occupancy expenses due to rent abatements of $11.0 million, favorable lease negotiations, and permanent store closures.

Selling, general, and administrative expenses were $337.9 million in the nine months ended October 30, 2021, compared to $319.4 million in the nine months ended October 31, 2020. Adjusted SG&A was $333.0 million in the nine months ended October 30, 2021, compared to $299.4 million in the comparable period last year, and leveraged 486 basis points to 23.7% of net sales, compared to 28.5% of net sales last year, primarily as a result of the leverage of fixed expenses resulting from the increase in net sales, partially offset by higher incentive compensation accruals and higher marketing expenses.

Operating income increased $431.9 million to $217.6 million in the nine months ended October 30, 2021, compared to an operating loss of ($214.3) million in the nine months ended October 31, 2020. Adjusted operating income increased $310.1 million to $227.4 million in the nine months ended October 30, 2021, compared to an adjusted operating loss of ($82.7) million in the comparable period last year, and leveraged 2,403 basis points to 16.2% of net sales compared to (7.9%) of net sales last year.

Net interest expense was $13.1 million in the nine months ended October 30, 2021, compared to $7.7 million in the nine months ended October 31, 2020.  The increase in interest expense was driven by a higher debt balance and the higher interest rate associated with our term loan.

Net income increased $296.3 million to $148.2 million, or $9.89 per diluted share, in the nine months ended October 30, 2021, compared to a net loss of ($148.1) million, or ($10.13) per diluted share in the comparable period last year. Adjusted net income increased $223.6 million to $155.3 million, or $10.37 per diluted share, compared to an adjusted net loss of ($68.3) million, or ($4.67) per diluted share, in the comparable period last year.

Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted gross profit (loss), adjusted selling, general, and administrative expenses, and adjusted operating income (loss) are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.

Beginning with the fourth quarter of fiscal 2020, the Company modified its reporting practices regarding the use of non-GAAP measures.  As a result, the Company does not exclude (1) occupancy charges for rent at our stores when they were temporarily closed and (2) payroll and benefits for certain store employees during the period our stores were temporarily closed, net of a payroll tax credit benefit resulting from the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).  The presentation of adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted gross profit (loss), adjusted selling, general, and administrative expenses, and adjusted operating income (loss) in this press release reflects these changes for prior periods.  Reconciliation of Non-GAAP financial information to GAAP tables setting forth reconciliations reflecting the above modifications for quarters in fiscal 2020 were provided in our Form 8-K filed with the U.S. Securities and Exchange Commission on March 9, 2021.

For the three months ended October 30, 2021, the Company’s adjusted results exclude net expenses of approximately $0.5 million comprising certain items which the Company believes are not reflective of the performance of its core business as a result of the COVID-19 pandemic, including incremental operating expenses, primarily incentive pay and personal protective equipment for our associates.

Additionally, the Company excluded net expenses of $2.2 million for the three months ended October 30, 2021 related to asset impairment charges and accelerated depreciation, which are unrelated to the COVID-19 pandemic.

The total impact on income taxes for the above items was $0.8 million.

For the nine months ended October 30, 2021, the Company’s adjusted results exclude net expenses of approximately $3.0 million comprising certain items which the Company believes are not reflective of the performance of its core business as a result of the COVID-19 pandemic, including incremental operating expenses, primarily incentive pay and personal protective equipment for our associates.

Additionally, the Company excluded net expenses of $6.8 million for the nine months ended October 31, 2021 related to accelerated depreciation, fleet optimization, asset impairment charges, restructuring costs, and contract termination costs, which are unrelated to the COVID-19 pandemic.

The total impact on income taxes for the above items was $2.7 million.

Store Update

As of October 30, 2021, the Company had more than 99% of its stores open to the public in the U.S., Canada, and Puerto Rico.

Consistent with the Company’s accelerated store fleet optimization initiative, the Company permanently closed 47 stores in the nine months ended October 30, 2021. As a result of favorable lease negotiations, the Company is now targeting 275 store closures since the beginning of fiscal 2020, versus the previously announced target of 300 closures.

The Company ended the quarter with 703 stores and square footage of 3.3 million, a decrease of 12.3% compared to the prior year.  Since the Company’s fleet optimization initiative was announced in 2013, it has permanently closed 496 stores.

Balance Sheet and Cash Flow

As of October 30, 2021, the Company had approximately $67.1 million of cash and cash equivalents and $174.4 million outstanding on its revolving credit facility.  Additionally, the Company generated approximately $70.7 million in operating cash flow in the three months ended October 30, 2021.  As also announced today, the Company has refinanced its revolving credit facility and term loan.

During the three months ended October 30, 2021, the Company repurchased 372 thousand shares for approximately $31.7 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management.  As of October 30, 2021, approximately $47.7 million remained available for future share repurchases under the Company’s existing share repurchase program. As also announced today, the Company’s Board of Directors has approved an additional share repurchase program for up to $250 million.

Inventories as of October 30, 2021 were $441.8 million compared to inventories of $427.6 million last year.

Outlook

As a result of the continued uncertainty created by the COVID-19 pandemic, the Company is not providing EPS guidance.

Conference Call Information

The Children’s Place will host a conference call on Thursday, November 18, 2021 at 8:00 a.m. Eastern Time to discuss its third quarter fiscal 2021 results.

The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call. A conference call transcript will also be posted on our website.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise predominantly at value prices, primarily under the proprietary “The Children’s Place”, “Place”, “Baby Place”, “Gymboree” and “Sugar & Jade” brand names. The Company has online stores at www.childrensplace.com, www.gymboree.com and www.sugarandjade.com and, as of October 30, 2021, the Company had 703 stores in the United States, Canada, and Puerto Rico and the Company’s eight international franchise partners had 221 international points of distribution in 17 countries.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 30, 2021. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions, the risks related to the COVID-19 pandemic, including the impact of the COVID-19 pandemic on our business or the economy in general (including decreased customer traffic, schools adopting remote and hybrid learning models, closures of businesses and other activities causing decreased demand for our products and negative impacts on our customers’ spending patterns due to decreased income or actual or perceived wealth, and the impact of the CARES Act and other legislation related to the COVID-19 pandemic, and any changes to the CARES Act or such other legislation), the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from COVID-19 or other disease outbreaks, or foreign sources of supply in less developed countries, more politically unstable countries, or countries where vendors fail to comply with industry standards or ethical business practices, including the use of forced, indentured or child labor, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:  Investor Relations (201) 558-2400 ext. 14500

(Tables follow)

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-To-Date Ended
	October 30,	October 31,	October 30,	October 31,
	2021	2020	2021	2020
Net sales	$558,225	$425,571	$1,407,561	$1,049,701
Cost of sales	313,394	279,506	806,663	856,229
Gross profit	244,831	146,065	600,898	193,472
Selling, general and administrative expenses	115,563	106,639	337,921	319,442
Asset impairment charges	1,254	294	1,254	37,929
Depreciation and amortization	14,204	15,809	44,157	50,405
Operating income (loss)	113,810	23,323	217,566	(214,304)
Interest expense	(3,959)	(3,263)	(13,066)	(7,742)
Income (loss) before taxes	109,851	20,060	204,500	(222,046)
Provision (benefit) for income taxes	30,983	6,740	56,332	(73,917)
Net income (loss)	$78,868	$13,320	$148,168	$(148,129)

Earnings (loss) per common share
Basic	$5.38	$0.91	$10.08	$(10.13)
Diluted	$5.30	$0.91	$9.89	$(10.13)

Weighted average common shares outstanding
Basic	14,668	14,639	14,706	14,628
Diluted	14,873	14,643	14,979	14,628

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-To-Date Ended
	October 30,	October 31,	October 30,	October 31,
	2021	2020	2021	2020
Net income (loss)	$78,868	$13,320	$148,168	$(148,129)

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	515	5,416	2,950	17,630
Restructuring costs	127	916	1,218	7,337
Accelerated depreciation	496	827	2,274	2,171
Fleet optimization	310	621	1,344	1,271
Contract termination costs	-	-	750	-
Asset impairment charges	1,254	294	1,254	37,929
Accounts receivable	-	-	-	1,081
Inventory provision	-	-	-	63,247
Gymboree integration costs	-	-	-	640
Legal reserve	-	-	-	302
Aggregate impact of Non-GAAP adjustments	2,702	8,074	9,790	131,608
Income tax effect(1)	(765)	(2,136)	(2,672)	(34,853)
Impact of CARES Act	-	450	-	(16,928)
Net impact of Non-GAAP adjustments	1,937	6,388	7,118	79,827

Adjusted net income (loss)	$80,805	$19,708	$155,286	$(68,302)

GAAP net income (loss) per common share	$5.30	$0.91	$9.89	$(10.13)

Adjusted net income (loss) per common share	$5.43	$1.35	$10.37	$(4.67)

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

	Third Quarter Ended		Year-To-Date Ended
	October 30,	October 31,	October 30,	October 31,
	2021	2020	2021	2020
Operating income (loss)	$113,810	$23,323	$217,566	$(214,304)

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	515	5,416	2,950	17,630
Restructuring costs	127	916	1,218	7,337
Accelerated depreciation	496	827	2,274	2,171
Fleet optimization	310	621	1,344	1,271
Contract termination costs	-	-	750	-
Asset impairment charges	1,254	294	1,254	37,929
Accounts receivable	-	-	-	1,081
Inventory provision	-	-	-	63,247
Gymboree integration costs	-	-	-	640
Legal reserve	-	-	-	302
Aggregate impact of Non-GAAP adjustments	2,702	8,074	9,790	131,608

Adjusted operating income (loss)	$116,512	$31,397	$227,356	$(82,696)

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-To-Date Ended
	October 30,	October 31,	October 30,	October 31,
	2021	2020	2021	2020
Gross profit	$244,831	$146,065	$600,898	$193,472

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	184	3,769	1,387	8,204
Inventory provision	-	-	-	63,247
Aggregate impact of Non-GAAP adjustments	184	3,769	1,387	71,451

Adjusted Gross profit	$245,015	$149,834	$602,285	$264,923

	Third Quarter Ended		Year-To-Date Ended
	October 30,	October 31,	October 30,	October 31,
	2021	2020	2021	2020
Selling, general and administrative expenses	$115,563	$106,639	$337,921	$319,442

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	(331)	(1,647)	(1,563)	(9,426)
Restructuring costs	(127)	(916)	(1,218)	(7,337)
Fleet optimization	(310)	(621)	(1,344)	(1,271)
Accounts receivable	-	-	-	(1,081)
Contract termination costs	-	-	(750)	-
Gymboree integration costs	-	-	-	(640)
Legal reserve	-	-	-	(302)
Aggregate impact of Non-GAAP adjustments	(768)	(3,184)	(4,875)	(20,057)

Adjusted Selling, general and administrative expenses	$114,795	$103,455	$333,046	$299,385

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 30,	January 30,	October 31,
	2021	2021*	2020
Assets:
Cash and cash equivalents	$67,062	$63,548	$64,456
Accounts receivable	38,758	39,534	31,376
Inventories	441,817	388,141	427,629
Other current assets	59,628	55,860	16,159
Total current assets	607,265	547,083	539,620

Property and equipment, net	159,243	181,801	191,544
Right-of-use assets	209,430	283,624	297,206
Tradenames, net	71,892	72,492	72,692
Other assets, net	40,536	55,127	105,881
Total assets	$1,088,366	$1,140,127	$1,206,943

Liabilities and Stockholders' Equity:
Revolving loan	$174,384	$169,778	$179,360
Accounts payable	173,055	252,124	283,943
Current lease liabilities	94,122	174,585	171,276
Accrued expenses and other current liabilities	182,837	122,012	142,180
Total current liabilities	624,398	718,499	776,759

Long-term lease liabilities	154,325	214,173	232,153
Other liabilities	87,395	114,078	120,662
Total liabilities	866,118	1,046,750	1,129,574

Stockholders' equity	222,248	93,377	77,369

Total liabilities and stockholders' equity	$1,088,366	$1,140,127	$1,206,943

*  Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2021.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	Year-To- Date Ended	Year-To- Date Ended
	October 30,	October 31,
	2021	2020
Net income (loss)	$148,168	$(148,129)
Non-cash adjustments	165,940	96,925
Working Capital	(246,660)	473
Net cash provided by (used in) operating activities	67,448	(50,731)

Net cash used in investing activities	(21,952)	(23,552)

Net cash provided by (used in) financing activities	(41,948)	70,686

Effect of exchange rate changes on cash	(34)	(434)

Net increase (decrease) in cash and cash equivalents	3,514	(4,031)

Cash and cash equivalents, beginning of period	63,548	68,487

Cash and cash equivalents, end of period	$67,062	$64,456

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